Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Capricor Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering	Fee	Registration
	Type	Title	Rule	Registered (1)	Unit	Price	Rate	Fee
Common Stock
Fees to be Paid	Equity	$0.001 par value	Rule 457(c)	2,798,507	$19.33 (2)	$54,095,140.31	$0.0001531	$8,281.99
per share
	Total Offering Amounts					$54,095,140.31		$8,281.99
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$8,281.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, par value $0.001 per share, of Capricor Therapeutics, Inc. that may be offered or issued as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sale prices per share of common stock as reported on The Nasdaq Capital Market on October 17, 2024, which date is within five business days prior to filing this Registration Statement.